AMENDMENT NO. 2 TO FUND PARTICIPATION AGREEMENT






     THIS AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT is made as of this 12 day of September, 1997 by and between SAFECO LIFE INSURANCE COMPANY (the "Company"), AMERICAN CENTURY VARIABLE PORTFOLIOS, INC. (the "Issuer"), and AMERICAN CENTURY INVESTMENT SERVICES, INC. (the "Distributor"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).
                                    RECITALS

         WHEREAS, the Company, the Issuer and the Distributor are parties to a certain Fund Participation Agreement dated December 19, 1995, as amended on June 26, 1997 (the "Agreement") whereby shares of the Funds were made available to serve as investment funding options for the Contracts; and

         WHEREAS, the Company, the Issuer and the Distributor wish to supplement the Agreement as provided herein;

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

         1. Addition of Product. The first Whereas clause of the Agreement is hereby amended to read "WHEREAS, the Company offers to the public certain group and individual variable annuity contracts and variable life insurance contracts (collectively, the "Contracts").

         2.    Addition of Accounts. The definition of "Accounts" contained in
Section 6(a)(ii) of the Agreement is hereby amended to include Separate Account SL. The Company represents and warrants that each of the Accounts is a separate account under Washington State Insurance law, each has been registered as a unit investment trust under the 1940 Act to serve as an investment vehicle for the Contracts, and that all other representations and warranties contained in the Agreement are true for all of the Accounts, as that term is now defined.

         3. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment No. 2 and the Agreement, it is the intention of the parties that the terms of this Amendment No. 2 shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment No. 2, the parties hereby confirm and ratify the Agreement.

         4. Counterparts. This Amendment No. 2 may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

         5. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.


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         IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.

SAFECO LIFE INSURANCE COMPANY               AMERICAN CENTURY INVESTMENT
                                            SERVICES, INC.

By:      /s/ Patrick B. McCormick           By:      /s/ William M. Lyons
         ------------------------                    --------------------
         Name:  Patrick B. McCormick                 William M. Lyons
         Title:  Vice President                      Executive Vice President



AMERICAN CENTURY VARIABLE
PORTFOLIOS, INC.


By:      /s/ William M. Lyons
         ------------------------
         William M. Lyons
         Executive Vice President